Exhibit 10.01
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into as of October 14, 2009 by and between Orion Marine Group, Inc., a Delaware corporation (“Orion Marine” and together with its subsidiaries and affiliates, the “Company”) and J. Cabell Acree III (“Executive”).  The Company and Executive are collectively referred to in this Agreement as the “Parties.”

RECITALS

Whereas, Executive was an employee of Orion Administrative Services, Inc. and served as Vice President & General Counsel of Orion Administrative Service’s parent company, Orion Marine, and Executive separated from employment with the Company effective on August 28, 2009;

Whereas, Executive’s Employment Agreement with Orion Marine Group, Inc., dated August 13, 2007 (“Employment Agreement”), by its terms expired as of August 13, 2009, and the Parties do not intend to renew the Employment Agreement for an additional term of employment;

Whereas, in consideration for Executive’s releases and obligations in this Agreement, the Company agrees to provide Executive with the Separation Benefits (defined in Agreement paragraph 1) and to release Executive as specified in this Agreement;

Whereas, Executive resigns all Key Employee (as defined in the expired Employment Agreement), employment, officer, and representative positions with the Company as of August 28, 2009 (“Separation Date”);

Whereas, this Agreement shall become effective on the eighth (8th) day following the Parties’ execution of this Agreement (“Effective Date”), which will trigger the Company’s payment of the Separation Benefits as provided in this Agreement paragraph 1; and

Whereas, the Parties agree that this Agreement’s Recitals are true and accurate.

AGREEMENT TERMS

Therefore, in consideration of the promises, mutual agreements, and Recitals set forth in this Agreement, the receipt and sufficiency of which the Parties acknowledge, the Company and Executive agree as follows:

1. Separation Benefits.  In consideration for Executive’s promises and covenants in this Agreement, the Company agrees to pay and provide Executive the following Separation Benefits (collectively referred to in this Agreement as the “Separation Benefits”) within ten (10) days after this Agreement’s revocation period (defined in Agreement paragraph 9) has expired:

a.
Severance Payment.  The Company will pay to Executive a lump sum payment of $116,437.62 (which is equal to 26 weeks multiplied by his current salary of $4,478.37 per week), minus lawful withholdings.  Except for the Severance Payment provided for in this Agreement, Executive understands and agrees that he is not entitled to any additional severance compensation from the Company under any Company policy, program, plan, or agreement.

b.
Stock.  The Company will provide for the vesting of 417 stock options currently held by Executive, which are currently scheduled to vest on August 31, 2009.  Additionally, the Company will accelerate and vest 3783 shares of stock from Executive’s October 7, 2008 stock option grant (as specified in the Company’s October 20, 2008 Notice of Grant of Stock Option) that would have vested as of October 7, 2009~~8~~.*  Executive acknowledges and agrees that all unvested restricted shares or stock options (other than the stock options that were vested in accordance with this paragraph 1.b.) shall be forfeited and surrendered on the later of this Agreement’s Effective Date or the Separation Date (including specifically any performance vesting shares or any other awards granted under the Company’s Long Term Incentive Plan (“LTIP”) or any predecessor or successor plan thereto). Executive shall have up to 90 days after the Lock-Up Period (as that term is defined in the August 7, 2009 Lock-Up Letter Agreement executed by Executive) expires to exercise any of his vested stock options. Executive also acknowledges that any amendments to his existing stock options and restricted stock awards may have significant tax consequences including causing the stock options to be treated as “non-qualified” stock options for tax purposes.

c.
COBRA Coverage Payment.  The Company will pay or reimburse 50% of the cost of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage premiums under the Company’s group health plan (or any successor plan) for up to six (6) months beginning on the Effective Date of this Agreement, provided that Executive as of the day before the Separation Date was a current participant in the Company’s group health plan, he timely elects, or has elected, COBRA continuation coverage for himself and/or his dependents (provided they were covered under the Company's group health plan immediately prior to the Separation Date), and his COBRA continuation coverage under the Company’s group health plan does not terminate for any reason (other than Executive’s failure to timely pay his portion of the COBRA coverage  premium).  Executive understands and agrees that any premium payments made by the Company pursuant to this paragraph 1.c. shall be included in his taxable income to the extent required by applicable law, and that he shall be solely responsible for payment of any premiums for COBRA continuation coverage for any period after the six (6) month period described in this paragraph 1.c.

*initialed JCA/MS

d.
401K Contributions.  Executive understands that his eligibility to continue to make contributions to the Company’s 401(k) plan will end on the Effective Date.  Executive also understands that a separate notice regarding 401(k) information will be mailed to his home address.

e.   Participation in Other Company Benefit Plans.  Except for the provisions in this Agreement paragraphs 1. a., b., c., d., and e., Executive understands that his participation in any Company incentive, savings, profit sharing and retirement plans, practices, policies or programs will end as of the Effective Date; provided, however, that the terms of this Agreement paragraph 1.e. and no other Agreement provisions shall effect (i) a termination or suspension of (a) the Indemnity Agreement between Executive and the Company dated November 24, 2008, (b) his vested stock options or stock options to become vested (as described in Agreement paragraph 1.b), or (c) Directors and Officers liability insurance maintained by the Company and during the coverage period(s) applicable to Executive’s employment with the Company (collectively, the “Surviving Agreements”); or (ii) any waiver, release or relinquishment of any rights, interests, or remedies under the Surviving Agreements.

   f.   Separation Benefits as Additional Consideration.  Executive understands and agrees that the Separation Benefits to be paid under this Agreement are in addition to anything of value to which Executive is already entitled and he agrees to enter into this Agreement as a condition precedent to receiving the Separation Benefits.  Executive may obtain any insurance, benefits, or stock exercise forms by contacting the Company’s Vice President of Human Resources, Mr. Leland Bosworth.

2.           Executive’s Release.  Except for the rights created in this Agreement and Executive’s rights, interests, and remedies under the Surviving Agreements, in consideration for the Company’s payment of the Separation Benefits and other valuable consideration specified in this Agreement, Executive, on behalf of himself, his heirs, executors, insurers, successors and assigns and all persons or entities acting by, through, under or in concert with any of them, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, “Released Parties”), from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company, from the beginning of time and up to and including the date Executive executes this Agreement.  This Agreement includes, without limitation, (i)  law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act (“ADA”), the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Texas Commission on Human Rights Act (and any similarly named statute in the Texas Labor Code), or any other federal, state, or local laws of any jurisdiction), (v) claims arising under the Employee Retirement Income Security Act, and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.  Additionally, this Agreement paragraph 2 does not affect or release Executive’s entitlement to the funds contained in Executive’s 401K Plan with the Company.

3.           Executive Indemnification Regarding Tax Liability.  Executive further agrees to defend, indemnify, and hold the Released Parties harmless from any and all liability which may be asserted against the Released Parties by any federal, state, or local taxing authority for the payment of Social Security, income tax, or any other tax claimed to be due by and from Executive in respect of the Company’s payment of the Separation Benefits described in this Agreement; provided that in no event shall Executive have any such obligation in connection with the Company’s determination of amounts to be withheld from the Separation Benefits or the Company’s reporting of the amounts withheld.

4.           Company’s Release. Except for rights created under this Agreement and any claims arising out of Executive’s breach of this Agreement, and in exchange for the consideration in this Agreement, the Company unconditionally and irrevocably waives, settles, releases and forever discharges Executive, his heirs executors, insurers, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, “Executive Released Parties”) from and with respect to, any and all claims, demands, damages, actions, causes of action, costs, expenses, losses, attorneys’ fees, and all other liability, know or unknown, fixed or contingent, which the Company has, had, or may ever have against the  Executive Released Parties relating to or arising out of Executive’s employment or separation from employment with the Company.  The Company’s release includes, without limitation, any and all claims, demands, actions, and causes of action, whether in law or equity, fixed or contingent, arising in tort, contract, or otherwise, arising out of or relating to Executive’s acts or failure to act, or relating to his employment with the Company, his separation from employment with the Company, or the termination of his employment with the Company.  .

5.           No Admission of Liability.  Executive and the Company understand and agree that this Agreement shall not in any way be construed as an admission by the Released Parties or by the Executive Released Parties of any unlawful or wrongful acts or omissions whatsoever against, as the case may be, Executive or any other person or against the Company or any other entity or person. The Released Parties and the Executive Released Parties specifically disclaim any liability to or wrongful acts or omissions against, as the case may be, Executive or any other person or against the Company or any other entity or person.  The Company and Executive each specifically denies that it or he committed any unlawful, tortious, or improper acts or omissions against the other at any time.

6.           Confidentiality of Agreement and Company Information.  Executive agrees to keep this Agreement, its terms, and the amount of the Separation Benefits in this Agreement completely confidential.  Executive agrees and understands that he is prohibited from disclosing any terms of this Agreement to anyone, except that Executive may disclose the terms of this Agreement and the amount of the Separation Benefits to his attorney, spouse, accountant, or as otherwise required by law.  Executive also agrees to continue to abide by the Company’s confidentiality policies and any agreement regarding confidentiality that Executive has with the Company.  Executive further acknowledges and agrees that during his Company employment, the Company disclosed to Executive the Company’s unique concepts, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and disks concerning its operations systems, customer lists, customer names, account information, customer leads, documents identifying past, present and future customers, customer profile and preference data, electronically stored information, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning its operations and expansion plans (“Confidential Information”).  The Confidential Information includes, without limitation, information about the Company’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed.  Confidential Information also means any information the Company discloses to Executive, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and technical data contained in the Company’s manuals, booklets, publications and materials, equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, product ideas, know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, techniques, technology, formulas, software, improvements, forecasts, and research. Confidential Information, however, shall not include any information which is now part of the public domain.

Executive agrees that he will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as the Company directs and authorizes.  Executive agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to promptly notify the Company in the event of any unauthorized use or disclosure of the Confidential Information.  Additionally, if Executive is required to disclose any Confidential Information by a court order, subpoena, or government directive, Executive shall immediately notify the Company no later than two (2) days after Executive receives notice of the court order, subpoena or government directive to allow the Company to seek a protective order.

7.           Agreement to Return Company Property/Documents.  Executive understands and agrees that his last day of active work in any Company office or on any Company owned or leased property was August 28, 2009.  Accordingly, Executive agrees that:  (i) he will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) Executive will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in his possession or control regarding the Company, and Executive will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials.  Executive further agrees that on August 28, 2009, Executive will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones and any personal digital assistants (including Executive’s Blackberry device), Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or Executive on behalf of the Company.

8.           Time to Consider Release.  Executive acknowledges that the Company is advising him in writing to consult an attorney before executing this Agreement, and Executive further acknowledges that he has been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Agreement.  Executive understands that if he does not sign this Agreement before the twenty-one (21) calendar day period expires, the Company will withdraw this Agreement offer automatically.

9.           Revocation Period.  Executive understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement.  Accordingly, this Agreement will not become effective or enforceable, and the Separation Benefits will not become payable, until after the seven (7) day period to revoke this Agreement has expired without Executive’s revocation.  If Executive does not revoke the Agreement within the revocation period, the Company will provide Executive the Separation Benefits as listed in Agreement paragraph 1.  Executive further agrees that if he revokes this Agreement, he will give notice of his revocation to Leland Bosworth, the Company’s Human Resources Director.

10.           Remedies.  In the event of a breach or a threatened breach by Executive of any provision in this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, equitable relief, attorneys’ fees, and costs. Further, if Executive breaches this Agreement, the Company may demand that Executive return the Severance Payment (as defined in Agreement paragraph 1.a.) within five (5) days after the Company sends a written demand to Executive to return the Severance Payment.

11.           No Re-employment.  Executive agrees that he relinquishes any right to re-employment with the Released Parties.  Executive further agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Released Parties.  Executive acknowledges that if he re-applies for or seeks employment with the Company, the Company’s refusal to hire Executive based on this provision will provide a complete defense to any claims arising from the attempt for employment.

12.           Non-Disparagement.

a.           By Executive.  Except as may be required by a subpoena, final court order or final state or federal administrative directive, Executive agrees not to, directly or indirectly, disclose, communicate, or publish any disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Released Parties.  Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Released Parties including, without limitation, information regarding the Released Parties’ businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, loan operations, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, Executive has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Released Parties.  Executive also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily.

b.           By Specified Company Executives and the Board of Directors.  Except as may be required by a subpoena, final court order or final state or federal administrative directive, the Company agrees that it will instruct Michael Pearson, Chief Executive Officer, and Mark Stauffer, Chief Financial Officer, and the members of the Company’s Board of Directors, not to state or publish any disparaging, negative, harmful, or disapproving information or communications, written or oral (collectively, “Disparaging Information”), concerning Executive, his activities while employed with the Company, or his separation from the Company.

13.           Knowing and Voluntary Agreement.  Executive understands it is his choice whether to enter into this Agreement and that his decision to do so is voluntary and is made knowingly.

14.           Entire Agreement, Amendment, Binding Effect. Except for the Surviving Agreements and the rights, interests, and remedies therein, this Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement, and supersedes all previous agreements, promises, and representations, including, without limitation, any terms, conditions or agreements set forth in the Employment Agreement by and between Orion Marine Group, Inc. and Executive dated August 13, 2007.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  Except for the Surviving Agreements and the rights and remedies therein, this Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

15.           Binding Agreement.  Executive agrees that this Agreement shall be binding on him and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors and assigns.  The Company agrees that this Agreement shall be binding on the Company and shall inure to the benefit of the Company.

16.           Choice of Law.  This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas.  The Company and Executive agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

17.           Severability.  The Company and Executive agree that should a court declare or determine that any provision of this Agreement is illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement.

18.     Counterparts.  The Company and Executive agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims.

As evidenced by Executive’s signature below, Executive certifies that he has read the above Agreement and agrees to its terms.

/s/ J. Cabell Acree III                    /s/ J. Michael Pearson
J. Cabell Acree III [Signature]	J. Michael Pearson for Orion Marine Group, Inc. [Signature]

J. Cabell Acree III [Printed Name]	J. Michael Pearson for Orion Marine Group, Inc. [Printed Name]

Date   10/13/2009                                                                      Date  10/13/2009